UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 14, 2012

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02	Termination of a Material Definitive Agreement.

Endeavour International Corporation (the “Company”) previously reported that on December 23, 2011, through its wholly owned subsidiary Endeavour Energy UK Limited (“EEUK”), it entered into a Sale and Purchase Agreement (the “Purchase Agreement”) with ConocoPhillips (U.K.) Limited, ConocoPhillips Petroleum Limited and ConocoPhillips (U.K.) Lambda Limited (collectively, “ConocoPhillips”) to acquire ConocoPhillips’ interest in three producing U.K. oil fields in the Central North Sea. On May 31, 2012, the Company closed on the acquisition of ConocoPhillips’ interest in the Alba field under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, the acquisition of ConocoPhillips’ interests in the MacCulloch and Nicol fields was originally required to occur by October 31, 2012, which was subsequently extended to December 14, 2012.

After substantial effort and extensions, the Company, ConocoPhillips and the other co-venturers were unable to reach the unanimous agreement and consent required to transfer the interests in the two fields due to failure to agree on certain commercial terms related to the future timing and amount of collateral required to be posted for future decommissioning costs.

As a result of the parties being unable to reach agreement to enable the transfers to occur, the Purchase Agreement terminated in accordance with its terms on December 14, 2012. As previously disclosed, the Company paid a $10 million deposit in connection with the acquisition of the interests in MacCulloch and Nicol, which ConocoPhillips is entitled to retain.

Although the Purchase Agreement has been terminated, the Company remains open and intends to continue pursuing informal talks with the parties in pursuit of an agreement that would allow the transaction to close on terms acceptable to all parties. No assurance can be given, however, that any agreement can be reached.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

December 17, 2012	By:	/s/ Stanley W. Farmer

Name: Stanley W. Farmer
Title: Vice President and Chief Accounting Officer